Exhibit 4.3

NATIONAL GRID PLC

RULES OF THE NATIONAL GRID PLC

LONG TERM PERFORMANCE PLAN

Shareholders’ Approval:	25 July 2011

Amended by Shareholders	28 July 2014

Amended by the Share Schemes Sub-Committee	14 June 2017

Shareholders’ Re-approval (with amendments):	26 July 2021

Directors’ Adoption:	26 July 2021

Expiry Date:	26 July 2031

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/140/GRH-UH

Table of Contents

Contents		Page

1	Definitions	1

2	Operating the Plan	2

3	Granting Awards	3

4	Before Vesting	6

5	Malus and Clawback	6

6	Vesting of Awards	8

7	Consequences of Vesting	8

8	Leaving Employment	10

9	Holding Period	12

10	Vesting in other circumstances - corporate events	13

11	Changing the Plan and termination	15

12	General	16

SCHEDULE 1		19

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Rules of the National Grid plc Long Term Performance Plan

1	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“ADS” means an American depositary share representing ordinary Shares of the Company;

“Award” means a Conditional Award, an Option or any other type of award in respect of Shares which the Directors consider is economically equivalent;

“Award Date” means the date on which an Award is granted by deed under rule 3.3 (Terms of Awards);

“Bonus Deferral Award” means an Award to which rule 3.2 applies;

“Change of control” means

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or

(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

“Clawback Period” means the period during which clawback will apply (see rule 5 (Malus and Clawback)) which will be two years from the Vesting Date unless the Directors set another period under rule 3.3 (Terms of Award);

“Company” means National Grid plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restriction” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;

“Directors” means, subject to rule 10.4 (Directors), the board of directors of the Company or a duly authorised person or group of persons;

“Employee” means any employee (including executive directors) of a Member of the Group;

“Expiry Date” means 26 July 2031;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“Holding Period” means the period during which Shares are required to be held after Vesting;

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“Holding Shares” means any Shares subject to a Holding Period;

“Listing Rules” means the rules relating to admission to the Official List;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Directors;

“Official List” means the Official List of the Financial Services Authority (or its successor(s));

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rules 3.3 (Terms of Awards) or 7.2 (Options) on the grant of an Option;

“Option Price” means the amount if any payable on the exercise of an Option, as specified under rule 3.3.11 (Terms of Awards);

“Participant” means a person holding an Award or their personal representatives who have produced such evidence of entitlement as the Directors deem necessary;

“Plan” means these rules known as “The National Grid plc Long Term Performance Plan”, as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company, or where the context requires, ADSs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” in relation to an Option, means an Option becoming exercisable and in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to them subject to the Plan. “Vest” and “Vested” will be construed accordingly;

“Vesting Conditions” means any conditions imposed under rule 3.4 (Vesting Conditions);

Vesting Date” means the date or dates on which an Award will normally Vest which will be set by the Directors under rule 3.3 (Terms of Award).

2	Operating the Plan

2.1	Grantor

The Grantor of an Award must be:

2.1.1	the Company;

2.1.2	any other Member of the Group; or

2.1.3	a trustee of any trust set up for the benefit of Employees.

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An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Directors.

2.2	Eligibility

The Grantor may grant an Award to anyone who is an Employee on the Award Date in accordance with any selection criteria that the Directors in their discretion may set. However, unless the Directors consider that special circumstances exist, an Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

2.3	No payment

A Participant is not required to pay for the grant of any Award.

2.4	Award over ADSs

The Directors may determine that an Award will be made in respect of ADSs and references in these rules to Shares and Awards shall be construed accordingly.

3	Granting Awards

3.1	Awards may not be granted at any time after the Expiry Date. Awards may only be granted within 42 days starting on any of the following:

3.1.1	the date of shareholder approval;

3.1.2	the day after the announcement of the Company’s results for any period;

3.1.3	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;

3.1.4	in respect of an Award which is to be granted to a new hire, the day on which the new hire’s employment commences;

3.1.5	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

3.1.6	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

3.2	Bonus Deferral Awards

An Award is a Bonus Deferral Award if:

3.2.1	the Participant is or may become entitled to a cash bonus; and

3.2.2	the Grantor decides (with or without the agreement of the Participant) that a Bonus Deferral Award will be granted instead of some or all of the cash bonus which would otherwise be payable; and

3.2.3	the Grantor designates the Award as a Bonus Deferral Award.

The number of Shares subject to a Bonus Deferral Award will be that which has a Market Value on the Award Date equal to the amount of cash bonus which would otherwise be payable (before or after the deduction of any tax or social security contributions).

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Bonus Deferral Awards are different to other Awards in that they do not normally lapse on leaving employment and are not normally subject to time pro-rating on a takeover or similar corporate event.

3.3	Terms of Awards

Awards are subject to the rules of the Plan and any Vesting Condition and must be granted by deed. The terms of the Award must be determined by the Grantor and approved by the Directors. The terms must be set out in the deed, including:

3.3.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option;

or a combination of these;

3.3.2	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

3.3.3	whether the Award is granted on the basis that it will be satisfied in cash as described in rule 7.4 (Cash and Share alternative);

3.3.4	whether the Award is a Bonus Deferral Award (see rule 3.2 (Bonus Deferral Awards));

3.3.5	any Vesting Conditions;

3.3.6	whether a Holding Period applies to the Award and, if so:

(i)	when the Holding Period will normally end; and

(ii)	the number of Holding Shares or how they will be determined;

3.3.7	the Vesting Date or dates, unless specified in any Vesting Condition;

3.3.8	whether the Participant is entitled to receive any dividend equivalent in accordance with rule 7.3 (Dividend Equivalent);

3.3.9	the Award Date;

3.3.10	the Clawback Period;

3.3.11	the Option Price (if relevant); and

3.3.12	the Option Period (if relevant).

3.4	Vesting Conditions

The Vesting of an Award will be conditional on the satisfaction of any conditions set by the Grantor. The Grantor, with the consent of the Directors, may waive or change Vesting Conditions in accordance with their terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so provided that the revised Vesting Conditions are considered challenging, fair and reasonable.

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3.5	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 3.3 (Terms of Awards) or any other document.

3.6	Administrative errors

If the Grantor grants an Award which is inconsistent with rule 2.2, (Eligibility) it will lapse immediately. If the Grantor tries to grant an Award which is inconsistent with rules 3.7 (Individual limit for Awards) or 3.8 or 3.9 (Plan limits), the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

3.7	Individual limit for Awards

An Award will not be granted to a director of the Company to the extent that it exceeds any limit set out in the Directors’ Remuneration Policy. Awards granted to employees other than a director will not exceed the limits determined by the Company from time to time.

3.8	Plan limit - five per cent.

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds five per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous ten years.

3.9	Plan limit - ten per cent.

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds ten per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous ten years.

3.10	Scope of Plan limit

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 3.8 and 3.9 (Plan limits).

As long as so required by the Association of British Insurers, shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as shares issued by the Company.

3.11	Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

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4	Before Vesting

4.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant.

4.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If they do, whether voluntarily or involuntarily, then it will immediately lapse. This rule 4.2 does not apply to the transmission of an Award on the death of a Participant to their personal representatives.

4.3	Variation of share capital etc,

If there is:

4.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

4.3.2	a demerger (in whatever form);

4.3.3	a special dividend or distribution, or

4.3.4	any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price (including retrospective adjustments).

5	Malus and Clawback

5.1	Operation of malus and clawback

Where the Directors in their absolute discretion determine that exceptional circumstances exist that justify doing so;

5.1.1	in respect of all or any part of an Award that has not Vested, the Directors may determine the Award or such part of it will lapse; and

5.1.2

in respect of all or any part of an Award that has Vested, the Directors may at any time during the Clawback Period determine that the Award or such part of it will be forfeited and may reclaim such an amount as the Directors consider appropriate through any means deemed appropriate to those specific circumstances.

5.2	Exceptional circumstances

For the purposes of this rule 5, exceptional circumstances include (but are not limited to) circumstances where:

(i)

a material misstatement of the Company’s financial results has occurred which has resulted in an overpayment to a Participant under the Plan, irrespective of whether the relevant Participant was at fault;

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(ii)	The Participant’s behaviour has resulted in material reputational damage to the Group or any Member of the Group;

(iii)	The Company or entities representing a material proportion of the Group become(s) insolvent or otherwise suffers a corporate failure so that Shares cease to have material value;

(iv)	the Directors have found that the Participant has engaged in misconduct (as determined by the Directors);

(v)	a significant environmental or health and safety issue has arisen;

(vi)	a failure of risk management has occurred; or

(vii)	facts emerge after termination of employment which, had they been known at the time, would have resulted in the Award lapsing.

5.3	General

5.3.1

For the avoidance of doubt, rule 5.1 can apply where the Participant was not responsible for the event in question or if it took place before the Vesting or grant of the Award. For example, this may occur where there has been an overpayment to a Participant which has resulted from actions of others or another part of the Group.

5.3.2	Those rules may be applied in different ways for different Participants in relation to the same or different events.

5.3.3	Except to the extent the Directors so decide at the time of exchange, neither malus nor clawback will apply to an Award which has been exchanged in accordance with rule 10.3 (Exchange).

5.3.4	Clawback will not apply to an Award which has Vested in accordance with rule 10 (corporate events) unless the Directors (as defined in rule 10.4) determine otherwise at any time.

5.3.5	Without limiting rule 12.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of the operation or purported operation of this rule 5.

5.4	Delay of Vesting

Without limiting rule 5 (Malus and Clawback), the Directors may decide that Vesting of an Award will be delayed (wholly or in part) if any of the following circumstances apply on the anticipated date of Vesting:

5.4.1	The Directors decide that rule 5.1.1 (Malus) applies but the extent to which it is to be applied has yet to be established.

5.4.2	The Participant is subject to Disciplinary Action where the outcome has yet to be determined.

5.4.3	The Participant leaves, has left or is about to leave employment in circumstances where it is not clear whether or not the Award should lapse.

5.4.4	A matter which may otherwise involve or affect the Participant has been referred to the Directors for review under rule 5.1.

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5.4.5	The Directors otherwise consider that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Directors determine that the Award should Vest.

“Disciplinary Action” for the purpose of this rule 5.4 (Delay of Vesting), means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant.

6	Vesting of Awards

6.1	Extent of Vesting

6.1.1

As soon as reasonably practicable after any Vesting Date the Directors will determine whether, and to what extent any Vesting Conditions have been satisfied or waived and how many Shares shall Vest for each Award.

6.1.2	Without limiting the Directors’ discretion under rule 5, the Directors may decide to adjust the extent to which the Award would otherwise Vest taking account of:

(i)	the Participant’s performance;

(ii)	the financial performance of the Group;

(iii)	the extent to which the level of Vesting reflects the performance of the Group;

(iv)	such other factors as the Directors consider relevant.

6.1.3	To the extent that the Award does not Vest, it will lapse, unless otherwise specified in the Vesting Conditions.

6.2	Timing of Vesting

An Award will normally Vest on the Vesting Date or, if later, the date of any determination under rule 6.1, unless:

6.2.1	it Vests earlier under any other rule;

6.2.2	Vesting is delayed under rule 5.4 (Delay of Vesting); or

6.2.3	if, on that date, a Dealing Restriction prevents Vesting, in which case it will Vest, the first date on which it ceases to apply.

7	Consequences of Vesting

7.1	Conditional Award

Subject to any Holding Period, as soon as practicable after a Conditional Award Vests (and in any event within 65 days of the relevant Vesting), the Grantor will arrange (subject to rules 7.5 (Withholding), 8.6 (Death) and 12.8 (Consents)) for the transfer including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

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7.2	Options

7.2.1

A Participant may exercise their Option at any time during the Option Period following Vesting by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earliest of:

(i)	the date the Participant ceases to be an Employee by reason of dismissal for gross misconduct; or

(ii)

six months after an event which gives rise to Vesting under rules 8.2 (Exceptions) or 10 (Vesting in other circumstances – corporate events) or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or

(iii)

if the Participant dies, the earlier of two years from their death or three months after the Participant’s personal representatives produce such evidence of entitlement as the Directors deem as necessary.

7.2.2

Subject to any Holding Period, within 30 days of the date on which the Option is exercised, the Grantor will arrange (subject to rules 7.5 (Withholding), 8.6 (Death) and 12.8 (Consents)), for the transfer, including a transfer out of treasury, or issue to, or to the order of the Participant of the number of Shares in respect of which the Option has been exercised.

7.2.3	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

7.3	Dividend equivalent

An Award may include the right to receive an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting. Such amount may be paid in cash or Shares (as determined from time to time by the Grantor with the consent of the Directors). Dividend equivalents will be paid to any relevant Participant as soon as practicable after Vesting or exercise.

7.4	Cash and Share alternative

The Grantor may at any time prior to Vesting, subject to the approval of the Directors, decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 7.5 (Withholding)). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price.

In respect of Awards which consist of a right to receive a cash amount, the Directors may decide instead to satisfy such Awards (and any dividend equivalent) by the delivery of Shares (subject to rule 7.5 (Withholding)). The number of Shares will be calculated by reference to the market value of a Share on the date of Vesting for Conditional Awards and the date of exercise for Options.

7.5	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These

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arrangements may include the sale or reduction in number of any Shares or the Participant discharging the liability himself.

7.6	Shareholding guidelines

Any share transfer by a Participant after Vesting or the expiry of the Holding Period shall only be made in accordance with the Company’s shareholding requirements, as amended from time to time.

8	Leaving Employment

8.1	General rule on leaving employment

8.1.1	Unless rule 8.2 (Exceptions) applies, an Award which has not Vested will lapse on the date the Participant ceases to be an Employee.

8.1.2

The Directors may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of their employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in rule 8.2.1 below.

8.2	Exceptions

8.2.1

If a Participant (who is not an executive director) ceases to be an Employee for any of the reasons set out below, then their Awards will Vest on the date of cessation unless the Directors determine that the Award will continue and Vest on the normal Vesting Date. If a Participant who is an executive director leaves for any of the reasons set out below their Awards will continue to be subject to the terms of the Plan and Vest on their normal Vesting Date unless the Directors determine that their Award will Vest on cessation. The reasons are:

(i)	ill-health, injury or disability, as established to the satisfaction of the Directors;

(ii)	retirement with the agreement of the Company or the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be a Member of the Group;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither a Member of the Group;

(v)	redundancy; and

(vi)	any other reason, if the Directors so decide in any particular case.

8.2.2	The Directors may only exercise the discretion provided for in rule (vi) no later than 30 days after cessation of the relevant Participant’s employment.

8.3	Extent of Vesting

Where rule 8.2 (Exceptions) applies, unless the Directors decide otherwise, the Award, except in the case of a Bonus Deferral Award, will be reduced pro rata (using such method as determined by the Directors)1 starting on the Award Date, so that it reflects only the

[1]	The current policy is for the pro-rating to be calculated on a daily basis.

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proportion of the period between the Award Date and the Vesting Date (as specified in the deed referred to in rule 3.3 (Terms of Awards)) which has elapsed before the termination of employment.

8.4	Early Vesting

The Directors may decide that the Award of a Participant who has left employment before the Vesting Date for one of the reasons mentioned in rule 8.2 (Exceptions) will Vest (subject to any Holding Period) on the date they leave employment. If they do so, it will only Vest to the extent that the Directors determine that any Vesting Conditions have been or they consider are likely to be satisfied at the date of leaving and, except in the case of a Bonus Deferral Award, the number of Shares in respect of which it Vests will be reduced as described in rule 8.3 (Extent of Vesting). The balance of the Award will immediately lapse.

8.5	Effect on Bonus Deferral Awards

A Bonus Deferral Award will not lapse on leaving employment before the Vesting Date. However, if the Participant leaves employment in circumstances in which their employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Bonus Deferral Award will lapse.

8.6	Death

If a Participant dies, their Awards will Vest on the date of death but only to the extent that any Vesting Conditions have been or they consider are likely to be satisfied as at the date of death. The Award will also be reduced pro rata (using such method as determined by the Directors) to reflect the acceleration of Vesting. It will then lapse as to the balance.

The Grantor will only arrange for Shares to be issued or transferred to the personal representatives of a deceased Participant if they have produced such evidence of entitlement as the Directors deem necessary.

8.7	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result they would:

8.7.1	suffer a tax disadvantage in relation to their Awards (this being shown to the satisfaction of the Directors); or

8.7.2

become subject to restrictions on their ability to exercise their Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting of their Awards because of the security laws or exchange control laws of the country to which they are transferred, then the Directors may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and will lapse as to the balance.

8.8	Meaning of “ceasing to be an Employee”

For the purposes of this rule 8, a Participant will not be treated as ceasing to be an Employee until they are no longer an Employee of any Member of the Group or if they recommence employment with a Member of the Group within seven days.

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9	Holding Period

9.1	Effect of Holding Period

If an Award is subject to a Holding Period, it will Vest at the time and to the extent determined under the rules but, in the case of:

9.1.1

a Conditional Award, the Holding Shares will be issued or transferred to the Participant or to another person to be held for the benefit of the Participant (as the Directors determine) on the basis set out in this rule 9; and

9.1.2

an Option exercised during the Holding Period, the Holding Shares will be issued or transferred as described above to be held for the balance of the Holding Period, on the basis set out in this rule 9;

If required to do so by the Directors, the Participant must enter into an agreement setting out the basis on which the Holding Shares will be held under this rule 9. If the Participant does not do so in the manner and within the timeframe specified by the Directors, the Award will lapse and the Holding Shares will not be issued or transferred (or will be forfeited if already issued or transferred).

9.2	Rights during the Holding Period

The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Holding Shares from the date the Shares are issued or transferred.

The Participant may not transfer, assign or otherwise dispose of the Holding Shares or any interest in them (or instruct anyone to do so) except in the case of:

9.2.1	a sale of sufficient entitlements nil-paid in relation to a Holding Share to take up the balance of the entitlements under a rights issue or similar transaction;

9.2.2	on forfeiture of the Holding Shares as described in rule 9.4;

9.2.3	to fund any liabilities under rule 7.5 (Withholding); or

9.2.4	an irrevocable undertaking to accept or vote in favour of a transaction contemplated by rule 10 (Corporate events);

9.2.5	in any other circumstances if the Directors so allow.

A Participant will have the same rights as any other shareholder in respect of the Holding Shares where there is a variation or other event of the sort described in rule 4.3. Any securities which the Participant receives in respect of Holding Shares as a result of such an event during the Holding Period will, unless the Directors decide otherwise, be subject to the same restrictions as the corresponding Holding Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

For the avoidance of doubt, clawback (under rule 5) will apply to the Holding Shares during the Holding Period.

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9.3	Leaving employment during the Holding Period

Rule 8 (Leaving employment) will not apply to any Holding Shares during the Holding Period and the Holding Period will continue to apply after the Participant has left employment.

9.4	Forfeiture of Holding Shares

Where any Holding Shares are forfeited, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Directors.

9.5	End of the Holding Period

The Holding Period will end on the earliest of the following:

9.5.1	the date on which the Holding Period would normally end, as set by the Directors under rule 3.3.7;

9.5.2	the date on which the Participant dies;

9.5.3	if rule 10 (Corporate events) applies but the Holding Period will apply to any Award exchanged under rule 10.3 (Exchange) before the start of any Holding Period.

9.5.4	any other date determined by the Directors.

At the end of the Holding Period, the restrictions relating to Holding Shares will cease to apply and the Holding Shares will be transferred to the Participant (if relevant) or as they may direct.

If the Participant does not respond to requests for directions and/or cannot be contacted after the Company has made reasonable efforts, the Directors’ may decide that the Participant’s right to the Holding Shares will be forfeited on a date set by them which is no earlier than six months after the first request or attempt to contact.

10	Vesting in other circumstances - corporate events

10.1	Time of Vesting

10.1.1	In the event of a Change of control an Award Vests subject to 10.3 (Exchange) to the extent specified in rule 10.2 (Extent of Vesting). .

10.1.2

If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of any Award, the Directors may allow an Award to Vest. The Award will Vest to the extent specified in rule 10.2 (Extent of Vesting) and will lapse as to the balance unless exchanged under rule 10.3 (Exchange). The Directors may impose other conditions on Vesting.

10.2	Extent of Vesting

Where an Award Vests under this rule 10 the Directors will determine the extent to which any Vesting Conditions have been satisfied and the proportion of the Award which will Vest. Except in the case of a Bonus Deferral Award, and unless the Directors decide otherwise, the Award is reduced pro rata (using such method as determined by the Directors) starting on the Award Date, so that it reflects only the proportion of the period

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between the Award Date and the Vesting Date (as specified in the deed referred to in rule 3.3 (Terms of Awards)) which has elapsed before the relevant event.

10.3	Exchange

An Award will not Vest under rule 10.1 (Time of Vesting) but will be exchanged on the terms set out in rule 10.6 (Exchange terms) to the extent that the Directors, with the consent of the Acquiring Company, decide before Change of control that the Award will be automatically exchanged.

10.4	Directors

In this rule 10 (Vesting in other circumstances – corporate events), “Directors” means those people who were members of the remuneration committee of the Company immediately before the Change of control.

10.5	Timing of exchange

Where an Award is to be exchanged under rule 10.3 (Exchange) the exchange is effective immediately following the relevant event.

10.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

10.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

10.6.2	must be equivalent to the existing Award, subject to rule 10.6.4;

10.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 10.6.4, Vests in the same manner and at the same time;

10.6.4	must:

(i)	be subject to Vesting Conditions which is, so far as possible, equivalent to any Vesting Conditions applying to the existing Award; or

(ii)

not be subject to Vesting Conditions but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 10.2 (Extent of Vesting) and Vest (if applicable) or on the Vesting Date set by the Directors on the grant of the Award; and/or

(iii)	be subject to such other terms as the Directors consider appropriate in all the circumstances;

10.6.5

is governed by the Plan, excluding rule 11.2 (Shareholder approval), as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 10.6.1 above.

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11	Changing the Plan and termination

11.1	Directors’ powers

Except as described in the rest of this rule 11, the Directors may at any time change the Plan in any way.

11.2	Shareholder approval

11.2.1

Except as described in rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)

the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 11.2.1.

11.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

11.2.3

The Directors may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rules 3.7 (Individual limit for Awards) and 3.9 (Plan limits.).

11.3	Notice

The Directors are not required to give Participants notice of any changes.

11.4	Termination

The Plan will terminate on the Expiry Date, but the Directors may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

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12	General

12.1	Terms of employment

12.1.1	This rule 12.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

12.1.2

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

12.1.3

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

12.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

12.1.5

The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and their employer.

12.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

12.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

12.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

12.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

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12.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

12.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

12.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

12.7.1	administering and maintaining Participant records;

12.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

12.7.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

12.7.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about them, and if anything is inaccurate the Participant has the right to have it corrected.

12.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

12.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

12.10	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

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12.11	Notices

12.11.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

12.11.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Directors or duly appointed agent may decide and notify Participants.

12.11.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12.12	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

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SCHEDULE 1

USA

1

The rules of this Schedule are made under and amend and supplement the terms of The National Grid plc Long Term Performance Plan (the “Plan”). The rules of this Schedule apply to Awards granted to Participants subject to U.S. taxation (“U.S. Participants”). In the event of any conflict, this Schedule takes precedence over the Plan and any other applicable Schedule.

2	Any capitalized words used in this Schedule and not defined in this Schedule shall have the meaning given to them in the Plan.

3

For the purposes of this Schedule, the “Short Term Deferral Period” means the period beginning on the Vesting Date (if rule 8.4 applies, such date will be the date of the termination of employment) and ending on the later of (i) 15 March after the end of the calendar year in which the Short Term Deferral Period begins or (ii) 15 June after the end of the Company’s taxable year in which the Short Term Deferral Period begins.

4	Awards may not be granted in the form of Options and the definition of Award in rule 1 of the Plan is amended accordingly.

5	All Awards granted to U.S. Participants will be subject to the satisfaction of one or more Vesting Conditions imposed under rule 3.4 of the Plan.

6	In no event will Shares or dividend equivalents be transferred to U.S. Participants later than the date on which the Short Term Deferral Period ends.

7	Rule 10.6.4(i)of the Plan is amended and restated as follows:

“be subject to Vesting Conditions which are, so far as possible, equivalent to any Vesting Conditions applying to the existing Award and shall be subject to any such other terms as the Directors consider appropriate in all the circumstances.”

8	Rules 10.6.4(ii)and (iii) of the Plan are deleted.

9	Deferral of Awards into the Deferred Compensation Plan

With respect to U.S. Participants, the transfer of Shares in satisfaction of an Award may be deferred to a date later than the date on which the Short Term Deferral Period ends by a Participant in the National Grid Deferred Compensation Plan or in any other deferred compensation plan as may be permitted by the Directors (together the “Deferred Compensation Plan”), consistent with an election made under, and pursuant to the terms of, the Deferred Compensation Plan. The Deferred Compensation Plan shall provide that in lieu of receiving Shares prior to the end of the Short Term Deferral Period, the number of Shares that would have been received at that time may be deferred by an election made under and in accordance with the Deferred Compensation Plan.

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